EXHIBIT 23.1



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Bion Environmental Technologies, Inc.
New York, NY

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-2 of our report dated August 10, 2001 (except for Note 6, which is as of August 31, 2001 and
Note 10, which is as of September 6, 2001) relating to the consolidated financial statements of Bion Environmental Technologies, Inc. and subsidiaries, appearing in the Company's annual Report on Form 10-KSB for the year ended June 30, 2001. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


/s/ BDO Seidman, LLP

BDO Seidman,LLP
August 12, 2002
New York, New York